Exhibit 10.20
November 7, 2022

RE: Interim Chief Executive Officer

Dear Mr. Warsop:

This letter summarizes the terms of your employment as interim President and Chief Executive Officer of ACI Worldwide, Inc (“ACI”).

Term. This is an at-will employment arrangement and either you or ACI may terminate your employment at any time with or without cause. You shall not be entitled to, and ACI shall not owe, any severance or other termination benefits upon termination of your employment for any reason.

Compensation: You will be compensated at the rate of $325,000 per month (pro-rated for any partial month served), payable pursuant to ACI’s normal payroll cycle and subject to withholdings as required by law and other deductions for benefits provided. You will be entitled to a bonus of up to $325,000 at the completion of service, which bonus shall be in the sole discretion of ACI’s board of directors (the “Board”) based upon achievement of objectives established by the Board, as determined by the Board in its discretion.

You will not be compensated for board service.

Benefits: You will be eligible to receive health and welfare and retirement benefits offered through employee benefit plans as are available to other eligible members of senior management, excluding any severance benefits. This provision does not include any long-term incentive or equity incentive awards.

Board Service. You will continue to serve as a member of the Board for the current annual period for which you were elected. Thereafter, your service is subject to nomination by the Board. You will no longer be compensated for Board service.

This letter agreement will be governed by the laws of Delaware, without regard to the conflict of laws principles thereof. Both you and ACI irrevocably and unconditionally submit to the sole and exclusive jurisdiction of any court in Delaware in respect of any action or proceeding arising out of this letter agreement.

Sincerely,

ACI Worldwide, Inc.

By: /s/ ANTHONY D. DINKINS

Name: Anthony Dinkins
Title: CHRO

Accepted and agreed:

Thomas W. Warsop, III

Signature: /s/ THOMAS W. WARSOP, III

Date: November 8, 2022